April 24, 2012

First Busey Announces 2012 First Quarter Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the first quarter of 2012 was $7.6 million and net income available to common stockholders was $6.7 million, or $0.08 per fully-diluted common share, as compared to net income of $5.7 million and net income available to common stockholders of $4.5 million, or $0.05 per fully-diluted common share for the fourth quarter of 2011.  In comparison, the Company reported net income for the first quarter of 2011 of $9.1 million and net income available to common stockholders of $7.3 million, or $0.09 per fully-diluted common share.

Our year-over-year results were impacted positively by our exit from the TARP program in August 2011, which reduced the cost of preferred stock dividends by $0.3 million. Also contributing to our lower preferred stock dividends was the March 2011 conversion of our Series B preferred stock, which had $0.5 million of associated preferred dividend costs in the first quarter of 2011. These reductions in preferred stock dividends favorably impacted net income available to common stockholders in the first quarter of 2012 as compared to the first quarter of 2011. In conjunction with our exit from the TARP program, we issued preferred stock to the U.S. Department of Treasury through the Small Business Lending Fund, which we believe aligns with our objective to further enhance our business lending efforts, especially to qualifying small businesses.

At the end of the first quarter of 2012, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance. Additionally, Tangible Common Equity (TCE) increased to $310.4 million at March 31, 2012 from $306.5 million at December 31, 2011 and $292.3 million at March 31, 2011.  TCE represented 8.85% of tangible assets at March 31, 2012 compared to 9.09% at December 31, 2011 and 8.38% at March 31, 2011.

On April 27, 2012, we will pay a cash dividend of $0.04 per common share to stockholders of record as of April 20, 2012.  The Company has consistently paid dividends to its common shareholders every quarter since its stock began trading on the NASDAQ exchange in 1998.

Asset Quality:  With great effort and focus, we continue to drive positive trends across a range of credit indicators. We expect continued gradual improvement in our overall asset quality during 2012; however, this continues to be dependent upon market-specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $34.1 million at March 31, 2012 from $38.5 million at December 31, 2011 and $60.9 million at March 31, 2011.

o	Illinois non-performing loans decreased to $20.9 million at March 31, 2012 from $23.0 million at December 31, 2011 and $30.1 million at March 31, 2011.
o	Florida non-performing loans decreased to $8.5 million at March 31, 2012 from $10.8 million at December 31, 2011 and $23.4 million at March 31, 2011.
o	Indiana non-performing loans of $4.7 million at March 31, 2012 remained relatively consistent with the amount recorded at December 31, 2011, but decreased from $7.4 million at March 31, 2011.

•
Loans 30-89 days past due increased to $15.9 million at March 31, 2012 from $4.7 million at December 31, 2011, but decreased from $18.4 million at March 31, 2011. The primary reason for the increase from year-end 2011 relates to two large commercial credits. We are actively pursuing collection on these credits.

•	Other non-performing assets increased to $8.7 million at March 31, 2012 from $8.5 million at December 31, 2011 and $7.2 million at March 31, 2011.
•	The ratio of non-performing assets to total loans plus other non-performing assets at March 31, 2012 decreased to 2.13% from 2.28% at December 31, 2011 and 3.04% at March 31, 2011.
•	The allowance for loan losses to non-performing loans ratio increased to 157.75% at March 31, 2012 from 151.91% at December 31, 2011 and 122.89% at March 31, 2011.
•	The allowance for loan losses to total loans ratio decreased to 2.68% at March 31, 2012 compared to 2.85% at December 31, 2011 and 3.35% at March 31, 2011.
•
Net charge-offs of $9.7 million recorded in the first quarter of 2012 were lower than the $10.4 million recorded in the fourth quarter of 2011, but were greater than the $6.2 million recorded in the first quarter of 2011.

•	Provision expense of $5.0 million recorded in the first quarter of 2012 was consistent with the amount recorded in the fourth quarter of 2011 and the first quarter of 2011.

    Operating Performance:  We made great strides to strengthen our balance sheet in 2011, and, as we move into 2012, the Company is dedicated to continuing efforts which are actively underway to support organic growth.  Our net income increased to $7.6 million in the first quarter of 2012 as compared to $5.7 million in the fourth quarter of 2011, but declined from $9.1 million in the first quarter of 2011.

    The fluctuation in net income resulted from a year-over-year increase in other non-interest income, offset by a decline in net interest income and increased salary and wages and employee benefits. While our expenses increased as we continued to build out the infrastructure to support our growth strategy, the impact on earnings was mitigated by short term gains from private equity funds.  Thus, we were able to maintain a steady earnings flow for our shareholders during the quarter.

    Our business outreach across our footprint has increased substantially, and we are encouraged by the volumes building in our loan pipeline.  We expect these efforts to drive new loan growth in upcoming quarters.  Furthermore, our core deposits increased to $2.7 billion at March 31, 2012, from $2.5 billion at December 31, 2011 and March 31, 2011.  In addition, as of March 31, 2012, our services per household has increased approximately 19%, to nearly five services per household as compared to March 31, 2011.

    These factors and other key metrics are as follows:

·
Total revenue, net of interest expense and security gains, for the first quarter of 2012 was $43.6 million, compared to $41.3 million for the fourth quarter of 2011 and $43.9 million for the first quarter of 2011.

·
Net interest income declined to $25.7 million in the first quarter of 2012, compared to $26.5 million in the fourth quarter of 2011 and $28.3 million in the first quarter of 2011. The decline in net interest income for these periods was primarily related to a decline in loans, which was partially offset by reduced funding costs.  The Company is focused on growing loans in 2012 as discussed in greater detail below.

·	Net interest margin decreased to 3.31% for the first quarter of 2012, as compared to 3.44% for the fourth quarter of 2011, and 3.55% for the first quarter of 2011.
·
Trust fees increased to $5.2 million in the first quarter of 2012 compared to $3.9 million in the fourth quarter of 2011 and $4.5 million in the first quarter of 2011.  The increase was led by modest organic growth, which increased assets under management and activity, improved security market valuations and heightened activity in services to agriculture-based businesses.

·
Gains on sales of residential mortgage loans decreased to $2.4 million in the first quarter of 2012 compared to $3.5 million in the fourth quarter of 2011 and $2.6 million in the first quarter of 2011. Fluctuations in sales are primarily a function of changes in market rates for mortgage loans which influence refinance activity.

·
Other non-interest income increased to $3.4 million in the first quarter of 2012 compared to $0.5 million in the fourth quarter of 2011 and $1.2 million in the first quarter of 2011.  This significant increase primarily resulted from income earned on the Company’s private equity funds, for which the Company recorded a net gain of $2.1 million.  The majority of this gain relates to income earned from a local, community-focused organization. The Company does not expect other non-interest income to be as high in future quarters.

·	Busey Wealth Management’s net income increased to $0.9 million in the first quarter of 2012 from $0.7 million in both the fourth and first quarters of 2011.
·	FirsTech’s net income of $0.3 million for the first quarter of 2012 slightly increased from $0.2 million for the fourth quarter of 2011, but declined from $0.5 million for the first quarter of 2011.
·
Salaries and wages and employee benefits increased to $15.0 million in the first quarter of 2012 compared to $14.8 million in the fourth quarter of 2011 and $12.3 million in the first quarter of 2011. This increase represents the implementation of plans to invest in talent to drive future business expansion as discussed in prior-period earnings releases. The primary investment is, and will continue to be, concentrated in our commercial banking segment to support profitable asset growth through value-added services to commercial clients in our existing and surrounding footprint. Busey Wealth Management is beginning a similar strategy to support a diversified revenue stream and expanded client service capabilities.

·
Total non-interest expense was impacted favorably year-over-year by a decline in regulatory expense of $1.2 million as a result of a change in the FDIC’s rate assessment methodology. In addition, OREO expense declined $0.7 million in the first quarter of 2012 compared to the fourth quarter of 2011, and declined $0.2 million compared to the first quarter of 2011.

·	The efficiency ratio improved to 59.79% for the first quarter of 2012 from 64.83% for the fourth quarter of 2011, but increased from 55.87% for the first quarter of 2011.

Overview and Strategy: In recent periods we have been focused on reinforcing elements of strength and have produced solid capital, liquidity, and credit metrics while still maintaining leading market share in the principal communities we serve.

As we shift from traditional banking models to more robust, dynamic relationship building, we have naturally transitioned away from certain less profitable styles of business.  We recognize that our industry as a whole is facing challenges to quality asset growth, which has intensified competition and will require us to apply new competencies and make additional investments in order to earn the business of our clients and communities.

We put plans in place to meet these challenges through the adoption of cutting edge sales tools, products, and fresh talent that would add to the service suite of our existing professional team. We are realistic that this investment will take time to produce results and have embraced the discipline it will require to put forth the hard work to get it done and do it well.

As a financial services provider, we aspire to be a good partner and steady resource in the economic recovery of our communities.  As small business has historically led the way out of recession, our focus has been to retrench and rebuild our service offerings in this area so that we can help provide the impetus for local business as they create new jobs, and in doing so, expand our job footprint for our communities as well.

With a clear objective to support continued progress, and a track record for doing what we say we are going to do, we dedicate ourselves to growth – growth which is built upon financial strength and aimed at long-term profitability – as a priority for the continued success of our Pillars: our customers, associates, communities and shareholders.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

    First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		Three Months Ended
		March 31,	December 31,	September 30,	March 31,
		2012	2011	2011	2011
EARNINGS & PER SHARE DATA
	Net income	$ 7,643	$ 5,746	$ 7,570	$ 9,110
	Income available to common stockholders1	6,735	4,512	6,521	7,334
	Revenue2	43,578	41,318	42,445	43,888
	Fully-diluted income per share	0.08	0.05	0.08	0.09
	Cash dividends paid per share	0.04	0.04	0.04	0.04

	Net income by operating segment
	Busey Bank	$ 6,030	$ 5,520	$ 7,068	$ 8,820
	Busey Wealth Management	863	678	749	694
	FirsTech	265	184	381	450

AVERAGE BALANCES
	Assets	$ 3,465,407	$ 3,394,410	$ 3,420,878	$ 3,590,108
	Earning assets	3,183,248	3,108,069	3,138,274	3,294,097
	Deposits	2,815,795	2,768,045	2,769,255	2,898,517
	Interest-bearing liabilities	2,526,097	2,483,787	2,505,838	2,654,425
	Stockholders' equity - common	337,665	334,179	331,387	289,475
	Tangible stockholders' equity - common	301,274	296,924	293,243	249,563

PERFORMANCE RATIOS
	Return on average assets3	0.78%	0.53%	0.76%	0.83%
	Return on average common equity3	8.02%	5.36%	7.81%	10.27%
	Return on average tangible common equity3	8.99%	6.03%	8.82%	11.92%
	Net interest margin3	3.31%	3.44%	3.57%	3.55%
	Efficiency ratio4	59.79%	64.83%	57.87%	55.87%
	Non-interest revenue as a % of total revenues2	41.03%	35.92%	34.68%	35.41%

ASSET QUALITY
	Gross loans	$ 2,006,157	$ 2,051,344	$ 2,099,314	$ 2,232,849
	Allowance for loan losses	53,835	58,506	63,915	74,849
	Net charge-offs	9,671	10,409	10,414	6,189
	Allowance for loan losses to loans	2.68%	2.85%	3.04%	3.35%
	Allowance as a percentage of non-performing loans	157.75%	151.91%	148.73%	122.89%
	Non-performing loans
	Non-accrual loans	33,763	38,340	41,987	56,829
	Loans 90+ days past due	363	173	986	4,078
	Geographically
	Downstate Illinois/ Indiana	25,675	27,748	29,733	37,527
	Florida	8,451	10,765	13,240	23,380
	Loans 30-89 days past due	15,930	4,712	8,247	18,419
	Other non-performing assets	8,719	8,452	11,577	7,193

1	Net income available to common stockholders, net of preferred dividend and TARP discount accretion
2	Total revenue, net of interest expense and security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	March 31,	December 31,	March 31,
	2012	2011	2011
Assets
Cash and due from banks	$385,124	$315,053	$412,152
Investment securities	940,747	831,749	664,930
Net loans, including loans held for sale	1,952,322	1,992,838	2,157,999
Premises and equipment	69,410	69,398	72,518
Goodwill and other intangibles	35,877	36,704	39,358
Other assets	153,510	156,380	171,008
Total assets	$3,536,990	$3,402,122	$3,517,965

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$522,356	$503,118	$484,480
Interest-bearing deposits	2,357,871	2,260,336	2,369,516
Total deposits	$2,880,227	$2,763,454	$2,853,996

Securities sold under agreements to repurchase	144,709	127,867	120,734
Long-term debt	19,417	19,417	36,409
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	24,971	27,117	27,895
Total liabilities	$3,124,324	$2,992,855	$3,094,034
Total stockholders' equity	$412,666	$409,267	$423,931
Total liabilities & stockholders' equity	$3,536,990	$3,402,122	$3,517,965

Per Share Data
Book value per common share	$3.92	$3.89	$3.74
Tangible book value per common share1	$3.51	$3.46	$3.29
Ending number of common shares outstanding	86,626	86,617	86,597

1 Total common equity less goodwill and other intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2012	2011

Interest and fees on loans	$25,526	$30,508
Interest on investment securities	4,570	4,398
Total interest income	$30,096	$34,906

Interest on deposits	3,748	5,259
Interest on short-term borrowings	87	121
Interest on long-term debt	226	496
Interest on junior subordinated debt owed to unconsolidated trusts	337	683
Total interest expense	$4,398	$6,559

Net interest income	$25,698	$28,347
Provision for loan losses	5,000	5,000
Net interest income after provision for loan losses	$20,698	$23,347

Trust fees	5,195	4,548
Commissions and brokers' fees	506	441
Fees for customer services	4,192	4,329
Remittance processing	2,167	2,381
Gain on sales of loans	2,413	2,632
Net security gains (losses)	-	(2)
Other	3,407	1,210
Total non-interest income	$17,880	$15,539

Salaries and wages	12,111	9,560
Employee benefits	2,896	2,759
Net occupancy expense	2,205	2,415
Furniture and equipment expense	1,272	1,324
Data processing expense	2,159	2,110
Amortization expense	827	884
Regulatory expense	626	1,847
OREO expense	5	212
Other operating expenses	5,101	4,554
Total non-interest expense	$27,202	$25,665

Income before income taxes	$11,376	$13,221
Income taxes	3,733	4,111
Net income	$7,643	$9,110
Preferred stock dividends and discount accretion	$908	$1,776
Income available for common stockholders	$6,735	$7,334

Per Share Data
Basic earnings per common share	$0.08	$0.09
Fully-diluted earnings per common share	$0.08	$0.09
Diluted average common shares outstanding	86,630	81,356

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-one full service and four limited service banking centers serving downstate Illinois, a full service banking center in Indianapolis, Indiana, and seven full service banking centers serving southwest Florida.  Busey Bank had total assets of $3.5 billion as of March 31, 2012.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2012, Busey Wealth Management managed approximately $4.0 billion in assets.

Through Busey Bank, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 22 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey Bank also provides electronic delivery of financial services through its website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.